EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-1) and related Prospectus of Integrated Electrical Services, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated December 17, 2013, with respect to the consolidated financial statements of Integrated Electrical Services, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 26, 2014